                                                                 EXHIBIT 99.2


                       conference call Script - Q1 FY 2001
                            Tuesday, October 31, 2000



Introduction - Bruce Thomas

Good morning everyone. This is Bruce Thomas, Cadmus' President and Chief Executive Officer. I want to thank each of you for joining me this morning to discuss our results for the first quarter of fiscal 2001. Dave Bosher, our senior vice president and chief financial officer, joins me on the call this morning. Following our comments and review, we will be glad to answer any questions you may have.

Before we get into the review, let me deal with the customary Safe Harbor statements. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

In highlighting our Q1 performance, we should start with this - we met our plan, we met outside projections, and we generated results that affirm a positive internal trend. As we have been stressing, we believe our business offers the potential for consistent, predictable earnings growth and cash flow generation. We are determined to deliver consistent and predictable performance, thereby rebuilding credibility with our investors.

With that said, I want to focus my comments on (1) a review of the progress reflected in the first quarter results, (2) a summary of some of the tactical actions we are taking to fulfill our corporate mission, and (3) a look at what lies ahead for us for the remainder of fiscal 2001.

Our first quarter results extended the momentum we saw in the fourth quarter of fiscal 2000. Our Publications Services business, consisting of our STM journal services, specialty magazines and book and directory businesses, recorded solid growth in the first quarter, with journals and special interest magazines growing 5 and 6 percent, respectively. These gains offset continued softness from our specialty packaging operations. This first quarter shows the potential of our more market-focused approach and also the company-wide emphasis on new business development. For too long, Cadmus has been too internally focused . . . on restructuring, on integration, and on other non-customer issues. That has changed. We now have businesses directly lined up with our customer base, with clear instructions to get externally focused, closer to our customers, and to sell.

We are also pleased with the improvement in profitability. Operating income, as a percent of sales, rose to 8.4% of sales from 6.8% last year. I should stress that these margin gains came despite the softness in our packaging business and against an environment of price competition that we expect to persist. Although these margins rank at the top or our peer group, we believe we can maintain and improve operating margins going forward. We are using our market expertise and focus to develop a growing list of proprietary products. Not only do these products differentiate Cadmus, permitting better top-line growth; they also provide a mechanism to obtain premium pricing that permits continued margin expansion. Through a combination of these differentiation strategies and more effective leveraging of our new scale through aggressive procurement initiatives, we believe we can continue to show further margin expansion.

As noted in our press release, we did experience noticeable softness for the second consecutive quarter in our specialty packaging operations. This softness was industry-wide, as corroborated by results from other industry participants. However, as the first quarter unfolded, we began to gain momentum in new business development and have won new business in the last 45 days that represents significant annualized growth. During that period we have landed new contracts from major new customers across a wide spectrum of industries, including apparel, telecom, home furnishings, transportation, home improvement, and pharmaceuticals. Our volume and sales backlogs in this business are up substantially, due both to this new business as well as increased volume from existing customers. We expect this business to rebound nicely in Q2 and to be remain strong for the balance of the year.

Finally, we continued to generate positive cash flow in the first quarter that allowed us to fund necessary capital expenditures while still reducing debt by $9.9 million. Dave will comment on the financial aspects of the quarter, but needless to say we are optimistic about being able to continue to invest in new technologies while strengthening our financial position further.

I'd like to discuss now our progress on some of our new products and initiatives. First, we have successfully rolled out Rapid Review, our web-based online peer review system for STM publishers. This product, the first module of our integrated electronic publishing system, has received positive reviews in the trade press and from our customers. During this quarter, we also established a content management facility in India that will extend globally our pre-media production system for the STM market. The sale of Dynamic Diagrams at the close of the first quarter was also part of our plan to accelerate development of our integrated electronic publishing system, which we are calling the "Cadmus Knowledge System." Other components of this system will include an online author interface, a digital and content management system, and an enhanced editing tool
- all of which are under development.

Finally, we completed the development of several proprietary products for our specialty packaging business. Those products are all discussed in detail in our annual report. They include Launchpad - a proprietary process and suite of products for direct mail marketers of multi-media and software; Kangaroo Karton -- again a proprietary process and product for the pharmaceutical market; and E-Sert -- a product that permits the efficient integration of print and interactive media marketing messages primarily in perfect-bound magazines. All of these products are developed. We anticipate that they will generate new revenues throughout the balance of fiscal 2001.

Finally, I would like to talk in more general terms about what you can expect from Cadmus for the balance of fiscal 2001. We now have four strong market-focused businesses, with sales, service, and making systems designed to serve those markets. Cadmus' competitive advantage is this combination of truly market-focused, close to the customer businesses and the scale provided from having a half billion dollars in revenues from businesses which share strong production and procurement synergies. To further exploit this advantage, our emphasis will be in three areas. First, we will continue to use our market expertise to develop and bring to market proprietary products and services to drive better top line growth and continued margin expansion. Second, as capacity utilization in our plants is increasing, we should realize efficiency gains and procurement synergies to help offset the continued pricing pressures we are experiencing in certain of our markets. Third, we will continue to use our strong cash flows to reduce debt and lower our overall interest costs.

At this point, I'll turn the call over to Dave for a more in-depth analysis of the quarter's financial results.

Financial Review -Dave Bosher

Thanks, Bruce. Without replaying the data from this morning's earnings release verbatim, let me highlight some additional data and provide some comparisons that will assist you in better understanding our results for the first quarter of fiscal 2001.

Consolidated net sales, adjusted for divested and closed operations, rose 2% in the first quarter to $115.7 million from $113.3 million last year. Publication Services segment sales, which include our STM journal services, special interest magazines, and book and directory businesses rose 6% in the first quarter. STM journal services and special interest magazines registered revenue gains of 5% and 6%, respectively, due to the combination of growth from existing relationships, new customers and higher paper prices. The unit growth in the STM journals services product line came on the heels of a 5% increase in fourth quarter of FY 2000. The gains this quarter reflect the renewed momentum in these businesses. In addition, book and directory sales rose 2% in the quarter.

We recorded a 15% decline in specialty packaging sales this quarter due to the continued industry-wide softness and reductions in promotional spending by some of our high-tech clients. These sales shortfalls, however, were concentrated in the months of July and August, with our September sales showing considerable improvement. Recent new business wins over the last 45 days have increased our second quarter backlogs considerably and are giving us good visibility for expectations of a much stronger second quarter from specialty packaging.

Operating income rose 15% for the first quarter to $9.8 million from $8.5 million last year, adjusted for restructuring charges. Our consolidated operating margin rose to 8.4% of sales in the quarter from 6.8% last year. Margins improved in our STM journal services, special interest magazines, and book and directory businesses. However, these gains were offset by margin pressure resulting from the revenue declines from our specialty packaging business.

EBITDA in the first quarter rose 6% to $16.4 million and EBITDA, as a percent of sales, improved to 14.2% compared to 12.5% last year. Interest expense for the quarter, including securitization costs, declined slightly to $6.0 million compared to $6.2 million last year, as the significantly lower debt levels this year and the benefit from the implementation of our receivables securitization program offset the impact of much higher year-over-year short-term interest rates.

Finally, let's take a look at some key balance sheet and cash flow items. We reduced debt by an additional $9.9 million in the first quarter, bringing our total debt, adjusted for the receivables securitization program, to $236.1 million compared to $246.0 million at June 30. First quarter cash flow totaled $5.4 million dollars and included $3.7 million in proceeds from the sale of Dynamic Diagrams. Capital expenditures in the first quarter totaled $3.2 million and we remain on-track with our CAPEX plan of $21-22 million for fiscal 2001. Increased working capital requirements and a $3.6 million cash contribution to our pension plan in the first quarter combined to reduce cash flow by $8.0 million. So, looking forward, second quarter free cash flow should again be minimal due to the payment of semi-annual interest on our senior subordinated notes, but we believe we are on-track to generate cash flow in fiscal 2001 sufficient to repay another $20-25 million in total debt this fiscal year.

Fiscal 2001 Outlook

We are focused on offsetting competitive price pressures in the Publications Services segment with better top-line growth, new proprietary products, more operating efficiencies, additional procurement savings, and continued control of costs. We are encouraged by recent wins in all of our businesses, especially from our specialty packaging business. We are busier than we have been in some time in all of our businesses and in all of our plants. Our ability to handle these increased volume levels efficiently and profitably will be a critical success factor for the balance of the year. In addition, the prospect of higher short-term interest rates also poses a risk for us in the remainder of FY 2001. But, an expected $20 to $25 million debt reduction this year will help to reduce this exposure.

When we reported fiscal 2000 final results, we indicated that FY 2001 would be a period of financial progress. Since our base of sell-side coverage has narrowed along with other smaller-cap companies, it has become more difficult to point to any meaningful consensus. However, we remain optimistic that results in the second quarter will reflect a positive year-over-year comparison to the $.34 per share we earned in the second quarter of fiscal 2000, when adjusted for the operating losses we incurred last year from the closed marketing operations. We also expect that same year-over-year improvement trend to continue into the second half of fiscal 2001.

I would like now to turn the call back over to Bruce.

Bruce Thomas

Thanks, Dave. We believe that we are positioned to enjoy further financial improvement in Q2 and throughout fiscal 2001. Continued growth in our STM journal services and special interest magazine businesses and prospects for renewed growth from our specialty packaging business should help to offset competitive pricing pressures and will serve as necessary catalysts for further earnings growth in fiscal 2001.

While we are encouraged with the trends or renewed top-line earnings growth, we continue to drive further improvement, both financially and operationally. Our focus is, and will remain, to grow the business, improve our financial returns, and re-establishing Cadmus' credibility with our equity investors. We believe our business is on the right track, and we look forward to reporting to you on our progress during the remainder of fiscal 2001.

-------- Operator, we are now ready for questions.

Closing - Bruce Thomas

Thank you, operator. Our thanks to each of you again for your participation this morning and your continued interest in Cadmus. We look forward to working closely with you in the new fiscal year.